Exhibit 24.1

POWER OF ATTORNEY

We, the undersigned officers and directors of CVRx, Inc., hereby severally constitute and appoint Kevin Hykes and Jared Oasheim, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to one or more registration statements on Form S-8 or any other appropriate form, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission to register 1,315,580 additional shares of the Company’s common stock to be offered pursuant to the 2021 Equity Incentive Plan.

We hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

/s/ Kevin Ballinger	Date: February 13, 2026
Kevin Ballinger

/s/ Mitch Hill	Date: February 13, 2026
Mitch Hill

/s/ Kevin Hykes	Date: February 13, 2026
Kevin Hykes

/s/ Mudit Jain	Date: February 13, 2026
Mudit Jain

/s/ Kirk Nielsen	Date: February 13, 2026
Kirk Nielsen

/s/ Martha Shadan	Date: February 13, 2026
Martha Shadan

/s/ Joseph Slattery	Date: February 13, 2026
Joseph Slattery